Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES INCREASE IN CASH DIVIDEND

Minneapolis, MN (April 24, 2019)    Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved an increase in its regular quarterly cash dividend to shareholders. The quarterly dividend of $0.25 per share will be paid June 3, 2019 to shareholders of record on the close of business on May 8, 2019.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business. At March 30, 2019, there were 1,241 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®. An additional 46 retail franchises have been awarded but are not open. In addition, at March 30, 2019, the Company had a lease portfolio of  $35.1 million.